Exhibit 10.2

Execution Copy

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, dated as of November 19, 2014, by and between (1) Banco Bilbao Vizcaya Argentaria, S.A. a company organized under the laws of the Kingdom of Spain (the “BBVA Shareholder”) and (2) Dogus Holding A.S. (“Dogus Holding”), Dogus Nakliyat ve Ticaret A.S. and Dogus Arastirma Gelistirme ve Musavirlik Hizmetleri A.S., each a joint stock company organized under the laws of the Republic of Turkey (Dogus Holding, Dogus Nakliyat ve Ticaret A.S., and Dogus Arastirma Gelistirme ve Musavirlik Hizmetleri A.S, are collectively referred to as “Dogus Shareholders”);

WITNESSETH THAT:

WHEREAS, pursuant to a share sale and purchase agreement dated November 1, 2010 by and between the BBVA Shareholder and Dogus Holding (the “Dogus Share Purchase Agreement”), the BBVA Shareholder acquired 26,418,840,000 shares representing approximately 6.2902% of the total issued share capital of Turkiye Garanti Bankasi A.S., a listed joint stock corporation organized under the laws of Turkey (the “Company”) on the terms and conditions respectively stated therein;

WHEREAS, pursuant to a share sale and purchase agreement dated November 1, 2010 by and between the BBVA Shareholder, GE Capital Corporation and GE Arastirma ve Musavirlik Limited Sirketi (the “GE Share Purchase Agreement”; the Dogus Share Purchase Agreement and the GE Share Purchase Agreement shall be collectively referred to as the “Initial Share Purchase Agreements”), the BBVA Shareholder acquired 78,120,000,000 shares representing approximately 18.6000% of the total issued share capital of the Company on the terms and conditions respectively stated therein (BBVA Shareholder’s acquisitions under the Dogus Share Purchase Agreement and the GE Share Purchase Agreement shall be collectively referred to as the “Initial Acquisition”);

WHEREAS, the Dogus Shareholders, following completion of the Initial Acquisition, continued to hold shares representing approximately 24.8902% of the total issued share capital of the Company;

WHEREAS, the BBVA Shareholder and the Dogus Shareholders entered into a shareholders’ agreement dated November 1, 2010, setting forth the terms and conditions for their cooperation as shareholders in the Company, including the terms governing the composition of the Board of Directors (as defined below) and certain other rights and obligations to each other and signed an amendment protocol regarding such agreement on April 26, 2013 (the “Existing Shareholders’ Agreement”);

WHEREAS, the BBVA Shareholder acquired 503,160,000 shares representing approximately 0.1198% of the total issued share capital of the Company via the Istanbul Stock Exchange on April 6, 2011 and April 7, 2011, thereby increasing its shareholding in the Company to approximately 25.0100% and established a voting usufruct right in favor of the Dogus Shareholders over 50% of such shares acquired via the Istanbul Stock Exchange (the “Usufruct Right”);

1

WHEREAS, pursuant to a share sale and purchase agreement dated November 19, 2014 by and between the BBVA Shareholder and Dogus Holding (the “New Dogus Share Purchase Agreement”) the BBVA Shareholder has agreed to acquire 59,746,938,936 shares, with a nominal value of, in aggregate, TL 597,469,389.36, representing approximately 14.2254% of the total issued share capital of the Company on the terms and conditions stated therein;

WHEREAS, pursuant to a share purchase agreement dated November 19, 2014 by and between the BBVA Shareholder and Ferit Faik Sahenk, Dianne Sahenk and Defne Sahenk (the “Sahenk Family Share Purchase Agreement”, the New Dogus Share Purchase Agreement and the Sahenk Family Share Purchase Agreement shall be collectively referred to as the “New Share Purchase Agreements”) the BBVA Shareholder has agreed to acquire 2,791,061,064 shares, with a nominal value of, in aggregate, TL 27,910,610.64, representing approximately 0.6645% of the total issued share capital of the Company on the terms and conditions stated therein (BBVA Shareholder’s acquisition under the New Dogus Share Purchase Agreement and the Sahenk Family Share Purchase Agreement shall be referred to as the “Acquisition”);

WHEREAS, the BBVA Shareholder and the Dogus Shareholders now wish to amend and restate the Existing Shareholders’ Agreement in order to set forth the terms and conditions for their cooperation as shareholders in the Company following the Acquisition, and to take into account certain changes in the TCC (as defined below) and the CG Law (as defined below), including the terms governing the composition of the Board of Directors (as defined below) and certain other rights and obligations to each other.

NOW, THEREFORE, the Parties (as defined below), intending to be bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. In this Agreement, each of the following terms shall have the meaning set forth below:

“Acquisition” shall have the meaning assigned to such term in the recitals.

“Affiliate” an Affiliate of a Person shall mean (i) any Person which (a) is directly or indirectly controlled by such Person, (b) directly or indirectly controls such Person, or (c) is under common control with such Person. For the purposes of this definition, “control” shall mean the absolute power (not on a shared basis), whether held directly or indirectly, to direct or cause direction of management and policies through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Shareholders’ Agreement, as amended, supplemented, restated or otherwise modified from time to time.

2	***Confidential Treatment Requested

“Amended and Restated BBVA Shareholder’s Tag-Along Agreement” shall mean the amended and restated BBVA Shareholder’s tag-along agreement duly executed on the date hereof by and among the BBVA Shareholder and the Dogus Shareholders.

“Amended and Restated Dogus Shareholders’ Tag-Along Agreement” shall mean the amended and restated Dogus Shareholders’ tag-along agreement duly executed on the date hereof by and among the Dogus Shareholders and the BBVA Shareholder.

“Articles” shall mean the articles of association of the Company in effect from time to time.

“Bankruptcy” shall mean the institution of any proceedings under the law applicable to such Party which might result in the adjudication of such Party as bankrupt, whether voluntary or involuntary, which, if, involuntary, are not dismissed or suspended within 45 (forty five) Business Days after the filing thereof.

“BBVA Shareholder(s)” shall have the meaning assigned to such term in the preamble to this Agreement (including its Affiliates to the extent any such Affiliate becomes a Shareholder pursuant to the terms of this Agreement).

“BBVA Shares” shall mean the Shares owned from time to time by BBVA Shareholder.

“Board of Directors” shall mean the board of directors of the Company.

“Borsa Istanbul” shall mean Borsa Istanbul Anonim Sirketi.

“BRSA” shall mean the Banking Regulation and Supervision Agency (Bankacilik Denetleme ve Düzenleme Kurumu) of Turkey.

“Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks located in Istanbul (Turkey) and Madrid (Spain) are not open for general business.

“CG Law” shall mean the mandatory provisions of Law (as may be amended, varied or replaced from time to time) relating to the corporate governance of companies incorporated in Turkey as applicable to the Company.

“Corporate Governance Communiqué” shall mean the Communiqué regarding the Determination and Implementation of the Corporate Governance Principles II-17.1 by the Capital Markets Board (as may be amended, varied or replaced from time to time).

“Change of Control” shall mean, with respect to any Party, that the shares or other ownership interests of such Party shall have been directly or indirectly transferred (either in one transaction or on a cumulative basis) and, after giving effect to such transfer, the direct or indirect ownership of 50% of the shares or other ownership interests of such Party no longer belongs to the shareholders who directly or indirectly owned such shares or other ownership interests at the date of this Agreement (provided that, for the purposes of this definition, the BBVA Shareholder’s ultimate direct or indirect owner shall be deemed to be Banco Bilbao Vizcaya Argentaria, S.A.; and that of the Dogus Shareholders shall be deemed to be the Sahenk Family).

3	***Confidential Treatment Requested

“CMB” shall mean the Capital Markets Board (Sermaye Piyasasi Kurulu) of Turkey.

“Company” shall have the meaning assigned to such term in the recitals.

“Completion Date” shall have the meaning given to such term in the New Share Purchase Agreements.

“Deed of Adherence” means a deed of adherence in the form set out in Schedule I.

“Deed of Undertaking” means a deed of undertaking in the form set out in Schedule II.

“Directors” shall mean the members elected to serve on the Board of Directors pursuant to the terms of this Agreement.

“Dogus Holding” shall have the meaning assigned to such term in the preamble.

“Dogus Lock-up Period” shall mean the period starting on the Completion Date and ending on the third anniversary of the Completion Date.

“Dogus Shareholders” shall have the meaning assigned to such term in the preamble to this Agreement (including their Affiliates to the extent any such Affiliate becomes a Shareholder pursuant to the terms of this Agreement).

“Dogus Shares” shall mean the Shares owned from time to time by Dogus Shareholders.

“Dogus Share Purchase Agreement” shall have the meaning assigned to such term in the recitals.

“Event of Material Breach” shall mean:

(i)	any Sale of Shares or creation of any Lien on any Garanti Shares which is in breach of any of the terms of this Agreement or any failure to procure that a third party to whom its Shares have been Sold becomes bound by the terms of this Agreement in accordance with Section 3.06 (New Shareholders) by a Dogus Shareholder or BBVA Shareholder (as applicable);

(ii)	any decision of the Reserved Matters Committee, the Board of Directors or General Assembly of the Company or its Subsidiaries that is passed or approved in breach of this Agreement where such decision relates to the matters set out in Section 5.02 (Board and Management), or

(iii)	any decision of the General Assembly of the Company taken in breach of this Agreement to amend the Articles as a result of which the Articles are amended to limit the voting rights of any of the Parties, should Turkish law permit such change in the future,

4	***Confidential Treatment Requested

and in each of the above cases where such breach is not remedied or capable of being remedied within 20 (twenty) Business Days of receipt by the defaulting Shareholder of written notice from the non-defaulting Shareholder requiring such remedy.

“Existing Shareholders’ Agreement” shall have the meaning assigned to such term in the recitals.

“Further Funding Obligation” shall mean any binding decision by the BRSA or other applicable regulatory authority requiring the Company or any of its subsidiaries to increase its capital reserves.

“Garanti Shares” shall mean the Dogus Shares and BBVA Shares collectively.

“GE Share Purchase Agreement” shall have the meaning assigned to such term in the recitals.

“General Assembly” shall mean any ordinary or extraordinary general assembly meetings of the Company or a Subsidiary, as the case may be.

“Governmental Authority” means any government or political subdivision thereof, including without limitation, any government ministry, regulatory authority, commission, board, bureau, agency, judicial or administrative body.

“Group” shall mean, collectively, the Company and its subsidiaries.

“Independent Director” shall mean a member elected to serve on the Board of Directors pursuant to the terms of this Agreement and who is independent (bağimsiz üye) according to the criteria under the CG Law (including those who qualify as independent directors by virtue of their membership in the Company’s Audit Committee).

“Initial Acquisition” shall have the meaning assigned to such term in the recitals.

“Initial Share Purchase Agreements” shall have the meaning assigned to such term in the recitals.

“Involuntary Transfer” shall mean any proposed or actual involuntary transfer, Sale or other disposition of any Garanti Shares (or the exercise of rights attached to such Shares), whether by operation of law, pursuant to court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, and including but not limited to, a transfer of rights to the Savings Deposit Insurance Fund, a transfer to a trustee or person appointed to manage a bankrupt estate, receiver or assignee for the benefit of creditors.

“Law” shall mean laws, including all applicable statutes, codes, ordinances, decrees, rules, regulations, communiqués (tebliğ), circulars and administrative decisions of any Governmental Authority (including any binding view, opinion or recommendations of the BRSA or any successor authority);

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“Lien” and “Liens” shall mean any mortgage, pledge, option, security interest, usufruct right, easement, conditional sale or other title retention agreement, attachment (whether preliminary, ordinary or an execution of a judgment), lien, charge of any kind, including any agreement to exercise voting rights, any agreement or derivatives transaction to give effect to any of the foregoing or other similar restriction or third-party rights, as the context may require.

“Material Subsidiaries” shall mean, collectively, Garanti Bank Moscow, Garanti Bank International, Garanti Romania Bank S.A., Garanti Bilisim Teknolojisi ve Ticaret A.S., Garanti Odeme Sistemleri A.S., Garanti Finansal Kiralama A.S., Garanti Faktoring Hizmetleri A.S., Garanti Emeklilik ve Hayat A.S., Garanti Yatirim Menkul Degerler A.S.; Garanti Portfoy Yonetimi A.S. and Garanti Konut Finansmani Danismanlik Hizmetleri A.S. Any other Subsidiary whose (i) Net Asset Value exceeds the amount of 10% of the Net Asset Value of the Group or EBITDA exceeds the amount of 10% of the EBITDA of the Group, by reference to the consolidated audited accounts of the Subsidiary and the Company respectively for the immediately preceding full financial year; or (ii) operations or business are agreed between the Parties to be material to the Company in the future shall be deemed to be a Material Subsidiary.

“MTO” shall mean a mandatory tender offer.

“MTO Communiqué” shall mean Tender Offer Communiqué II-26.1 dated 23 January 2014 (as such Communiqué may be amended, varied or replaced from time to time).

“Nominee” or “nominee” shall mean a Director who has been nominated as a candidate for membership by a Party and is not a representative of such Party within the meaning of the TCC.

“Party” shall mean the Dogus Shareholders, or the BBVA Shareholder, individually and “Parties” shall mean the Dogus Shareholders and BBVA Shareholder collectively.

“Person” shall mean an individual, partnership, joint venture, company, trust, unincorporated organization, government or other entity.

“Private Placement” shall mean the Sale of any or all of the Shares, without being a Public Offer, by means of an allocated sale offer process (tahsisli satis), for which an application to the CMB is made, whether to Turkish or foreign residents or by means of a block trade sale, which is currently regulated by the Communiqué on Shares numbered as Series: VII- 128.1 (published in the Trade Registry Gazette No. 28685 on June 6, 2013) (as may be amended, varied or replaced from time to time).

“Pro Rata Dogus Shares” shall mean the number of the BBVA Shares Sold by the BBVA Shareholder in the relevant Sale transaction divided by the number of the BBVA Shares prior to such Sale multiplied by the number of the Dogus Shares.

“Pro Rata Proportion” shall mean, in respect of each Party, the percentage of the Shares that their respective holding of Shares represents.

6	***Confidential Treatment Requested

“Public Offer” shall mean the Sale of any or all of the Shares by means of an offer to the public, other than by way of a Private Placement.

“Reserved Matters Decision Committee” shall have the meaning assigned to such term in Section 5.01(A).

“Qualifying Party” shall have the meaning assigned to such term in Section 3.07(A).

“Sahenk Family” shall mean Mr. Ferit Sahenk’s relatives by blood or affinity, up to and including the third degree as defined under Turkish law.

“Sahenk Family Share Purchase Agreement” shall have the meaning assigned to such terms in the recitals.

“Sale” shall have the meaning assigned to such term in Section 3.01(A).

“Sale Shares” shall mean and shall be limited to, 62,538,000,000 shares with a nominal value of 1 Kr each in the Company, with a nominal value of, in aggregate, TL 625,380,000.00 representing approximately 14.89% of the total issued share capital of the Company that is the subject matter of the Acquisition.

“SEC” shall mean the United States Securities and Exchange Commission.

“Shareholder Reserved Matters” shall mean those shareholder reserved matters identified in Section 5.04 (Shareholder Reserved Matters) as applicable at the relevant time indicated in such Section.

“Shareholders” shall mean the owners of the Shares from time to time.

“Shares” shall mean all of the entire issued and outstanding shares in the capital of the Company from time to time.

“New Dogus Share Purchase Agreement” shall have the meaning assigned to such terms in the recitals.

“New Share Purchase Agreements” shall have the meaning assigned to such terms in the recitals.

“Subsidiary” shall mean a legal entity which is either owned as to 51% or more of the voting rights or whose management and policies are controlled directly or indirectly by the Company.

“TCC” shall mean the Turkish Commercial Code numbered 6102.

“Usufruct Right” shall have the meaning assigned to such term in the recitals.

7	***Confidential Treatment Requested

1.02 Principles of Construction.

(A) References to sections and articles are to Sections and Articles in this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar impact when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(B) Any notices required to be sent by, or to, any Dogus Shareholder pursuant to the terms of this Agreement including the notices relating to the exercise of certain rights under Sections 3.04 (Right of First Offer) and 3.05 (Public Offers and Private Placements) shall be deemed to have been duly sent or received by all Dogus Shareholders, if sent to or received merely by, Dogus Holding.

(C) Dogus Holding is hereby authorised by all the other Dogus Shareholders to act on their behalf with full capacity and authority in exercising all rights expressed to be exercisable by any Dogus Shareholder under this Agreement.

ARTICLE II

CONDITIONALITY

2.01 Condition. This Agreement is conditional, and shall come into full force and effect immediately and automatically, upon completion of the Acquisition, and the transfer of the Sale Shares to the BBVA Shareholder, in accordance with the terms of the New Share Purchase Agreements. Upon this Agreement becoming effective, the Existing Shareholders Agreement shall cease to be in force and effect from the date of effectiveness of this Agreement.

2.02 Termination upon condition not being met. In the event that the Acquisition is not completed as contemplated under the New Share Purchase Agreements and by reason of such non-completion the New Share Purchase Agreements are terminated or deemed terminated in accordance with their terms, this Agreement shall automatically and immediately terminate on the date of such termination and no Party shall have any rights, obligations or claims under this Agreement. In the event this Agreement so terminates, the Existing Shareholders’ Agreement shall continue to be in full force and effect.

ARTICLE III

SHARE TRANSFERS

3.01 Restrictions on Share Transfers.

(A) Subject to Section 3.01(B), Garanti Shares may only be transferred (including, without limitation, pursuant to a tender offer) in accordance with the provisions of this Agreement, and, where applicable, the Articles (any such transaction being referred to as the “Sale”. The words “Sell”, “Sold” and “Selling” shall have similar meaning as the context requires).

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(B) The provisions of this Article III (Share Transfers) and Section 5.05 (Further Acquisitions of Shares) shall not apply to the Sale, acquisition or creation of a Lien over Shares by either a BBVA Shareholder, a Dogus Shareholder or any of either of its Affiliates (as applicable) that is: (i) a manager of the BBVA or Dogus pension fund acting in accordance with the independent mandate of the pension fund solely; (ii) an investment or asset manager of client funds acting solely in accordance with independent third party client mandates; or (iii) otherwise executes any such Sale, acquisition or Lien solely in order to fulfill independent third party client mandates (such as through the BBVA Shareholder’s or the Dogus Shareholders’ Treasury function). Furthermore, such persons shall not, solely in respect of such Shares, be deemed to be BBVA Shareholder or Dogus Shareholders or (for the purposes of the rest of this Agreement) Affiliates.

3.02 Lock-up Period. Except as provided in this Section 3.02 (Lock-up Period), in Section 3.03 (Share Transfers) or in Article VII (Compulsory Transfer of Shares), no Dogus Shareholder shall be allowed to Sell any of its Dogus Shares during the Dogus Lock-up Period. However, in the event that the BBVA Shareholder Sells any of its BBVA Shares before the expiry of the Dogus Lock-up Period, the Dogus Shareholders shall, notwithstanding this Section 3.02, be entitled to Sell the Pro Rata Dogus Shares on the same date as the completion of such BBVA Sale.

3.03 Share Transfers.

(A) Permitted Share Transfers. Subject to Section 3.03(B), (i) Dogus Shareholders are free to Sell the Dogus Shares between Dogus Shareholders; and (ii) BBVA Shareholders are free to Sell BBVA Shares between BBVA Shareholders.

(B) Conditional Share Transfers. Any Sale of Dogus Shares between any Dogus Shareholder and any of its Affiliates or any Sale of BBVA Shares between the BBVA Shareholder and any of its Affiliates may only be made upon (a) delivery of a notification in writing from the Party effecting the Sale to the other Party together with evidence reasonably satisfactory to the other Party demonstrating that such transferee is an Affiliate of that Party and (b) such Affiliate in writing becoming a Party to this Agreement. An Affiliate having become a Shareholder shall have all rights and assume all obligations expressed in this Agreement as belonging to the Party from whom it purchased any Garanti Shares provided that the Party Selling such Garanti Shares shall continue to be jointly and severally liable with such Affiliate in respect of the punctual and exact performance by the latter of all obligations arising from this Agreement.

Any Sale pursuant to this Section 3.03 (Share Transfers) shall not be subject to the provisions of Section 3.04 (Right of First Offer).

3.04 Right of First Offer.

(A) Right of First Offer of BBVA Shareholder relating to the Dogus Shares.

(i) If at any time after the end of the Dogus Lock-up Period, any Dogus Shareholder wishes to Sell any part of the Dogus Shares it then owns, it undertakes to provide a right of first offer to the BBVA Shareholder, provided the BBVA Shareholder at the time owns at least 10% of the Shares. Such Dogus Shareholder shall provide the BBVA Shareholder with a written notice (the “Offer Notice”) of such intended Sale stating the number of the Dogus

9	***Confidential Treatment Requested

Shares to be Sold (the “Offered Shares”), its price expectations per Dogus Share (the “Offer Price”) (including such documents as are reasonably necessary to support its price expectations) and the other terms of the intended Sale. Within 10 (ten) Business Days of receipt of the Offer Notice, the BBVA Shareholder shall have the right to inform such Dogus Shareholder in writing if it wishes to engage in negotiations to buy all of the Offered Shares (but not less than all). If the BBVA Shareholder so informs such Dogus Shareholder, the BBVA Shareholder and such Dogus Shareholder shall have a maximum of 45 (forty five) Business Days (starting from the next Business Day following the BBVA Shareholder’s notification to such Dogus Shareholder that it wishes to engage in negotiations and such period being referred to as the “Negotiation Period”) to reach agreement on the terms of the Sale. No later than the end of the Negotiation Period, the relevant Dogus Shareholder shall inform the BBVA Shareholder in writing of the final terms of the Sale it would be willing to proceed with (such notice being referred to as the “Notice of Final Terms of Sale”). Within 10 (ten) Business Days of receipt of the Notice of Final Terms of Sale from the relevant Dogus Shareholder, the BBVA Shareholder shall inform such Dogus Shareholder in writing if it wishes to buy all of the Offered Shares (but not less than all) on such terms (the “Acceptance Notice”). Upon receipt of the Acceptance Notice, such Dogus Shareholder shall Sell all of the Offered Shares to the BBVA Shareholder on such terms within 120 (one hundred and twenty) Business Days from the date of the Acceptance Notice (this period only being subject to extension as may be reasonably necessary to obtain required governmental or regulatory approvals). If the BBVA Shareholder fails to respond to the Offer Notice or the Notice of Final Terms of Sale, as the case may be, within the relevant periods stipulated above or, at any time during this process, it informs such Dogus Shareholder that it elects not to exercise its right of first offer with respect to the Offered Shares (any such event being referred to as a “No Action Event”), then, subject to the BBVA Shareholder’s tag-along right as set out in Section 3.04(A)(iv), within 120 (one hundred and twenty) Business Days (this period only being subject to extension as may be reasonably necessary to obtain required governmental or regulatory approvals) from (i) the end of the applicable response period to (a) the Offer Notice or (b) the Notice of Final Terms of Sale or (ii) the receipt of notice from the BBVA Shareholder stating that it does not wish to exercise its right of first offer, as applicable, such Dogus Shareholder will be permitted to Sell all (but not less than all) of the Offered Shares to any third person at any consideration not less than (a) the Offer Price or, if the process has proceeded to negotiations, (b) the price stated in the Final Terms of Sale and on other terms not more favourable to the purchaser than those specified in the Offer Notice or the Notice of Final Terms of Sale, as applicable. [***]

(ii) If at the relevant time that a right of first offer would otherwise be required to be made to the BBVA Shareholder under this Section 3.04(A), the Dogus Shareholders wishing to Sell any or all of their Shares own equal to or more than 50% of the Shares, the BBVA Shareholder shall not be entitled to a right of first offer hereunder in respect of such Sale and the Dogus Shareholders shall be free to Sell to a third party in such circumstances subject to the BBVA Shareholder’s tag along rights as described in Section 3.04(A)(iv) below.

(iii) In the event of a voluntary tender offer or MTO by a third party in respect of the Company’s shares made pursuant to the MTO Communiqué, which the Dogus Shareholders wish to accept, the Offer Notice for the purposes of Section 3.04(A) shall apply to those Dogus Shares in relation to which it wishes to accept the tender offer (being the Offered Shares), the Offer Price shall be the price referred to in such tender offer and the other terms of the tender offer shall constitute the other terms of the Offer Notice. The

10	***Confidential Treatment Requested

BBVA Shareholder shall have 10 (ten) Business Days to accept the terms of sale of such Offer Notice by way of delivery of an Acceptance Notice as referred to in Section 3.04(A) and no Negotiation Period as referred to in Section 3.04(A) shall apply. If the BBVA Shareholder fails to respond to such Offer Notice, (i) the Dogus Shareholder may only Sell into such tender offer such Offered Shares at the tender offer price and on the other terms of the tender offer and provided that the tender offeror becomes a Party to and becomes bound by this Agreement on the terms of Section 3.06(A) upon completion of the Sale, and (ii) the BBVA Shareholder’s tag-along right as set out in Section 3.04(A)(iv) shall not apply to such Sale. Any revision(s) of the terms of the tender offer by the third party which the Dogus Shareholders intend to accept shall trigger an obligation to issue a further Offer Notice on the terms of this paragraph.

(iv) BBVA Shareholder’s Tag-Along Right. If at any time a No Action Event occurs and the Dogus Shareholders wish to Sell the Offered Shares to a third party, they shall send a notice to the BBVA Shareholder which notice shall include the price and the other terms of the intended Sale (the “BBVA Tag Along Trigger Notice”) before legally binding document to effect such Sale to third party is entered into. The BBVA Shareholder may require such Dogus Shareholder, upon written notice given to such Dogus Shareholder within 10 (ten) Business Days following the date on which the BBVA Shareholder has received the BBVA Tag Along Trigger Notice, to procure the third person who has agreed to purchase the Offered Shares from such Dogus Shareholder to purchase all (but not less than all) BBVA Shares it then owns on the terms and conditions (including, without limitation, the price) at which the third person has purchased the Offered Shares. If the BBVA Shareholder so requires such Dogus Shareholder to procure such third person to purchase the BBVA Shares, no Sale of the Offered Shares may be completed by such Dogus Shareholder unless and until such third person purchases the BBVA Shares on terms on which the Offered Shares are being purchased. The Dogus Shareholder shall have the right but not the obligation to purchase such BBVA Shares on the same terms and conditions in lieu of procuring the purchase by such third person. The tag-along right of the BBVA Shareholder shall be exercisable in the manner and upon the terms stated in the Amended and Restated BBVA Shareholder’s Tag-Along Agreement, duly executed on the date hereof by and among the Dogus Shareholders and the BBVA Shareholder.

(B) Right of First Offer of Dogus Shareholders.

(i) If at any time the BBVA Shareholder wishes to Sell any part of the BBVA Shares it then owns, it undertakes to provide a right of first offer to Dogus Holding (acting on its own behalf and on behalf of the other Dogus Shareholders), provided the Dogus Shareholders at the time own at least 10% of the Shares. The BBVA Shareholder shall provide this right by delivering to Dogus Holding an Offer Notice (as defined in Section 3.04(A)) of such intended Sale stating the number of BBVA Shares to be Sold (the “Offered Shares”), its price expectations per BBVA Share (the “Offer Price”) (including such documents as are reasonably necessary to support its price expectations) and the other terms of the intended Sale. Within 10(ten) Business Days of receipt of the Offer Notice, Dogus Holding shall have the right to inform the BBVA Shareholder in writing if it wishes to engage in negotiations to buy all of the Offered Shares (but not less than all). If Dogus Holding so informs the BBVA Shareholder, Dogus Holding and the BBVA Shareholder shall attempt to reach agreement on the terms of the Sale during the Negotiation Period (such term shall have the same meaning ascribed to it in Section 3.04(A)). No later than the end of the Negotiation Period, the BBVA Shareholder shall inform the Dogus Shareholder in writing of the final terms of the Sale it

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would be willing to proceed with (such notice being the “Notice of the Final Terms of Sale”). Within 10 (ten) Business Days of receipt of the Notice of the Final Terms of Sale from the BBVA Shareholder, the Dogus Shareholder shall inform the BBVA Shareholder in writing if it wishes to buy all of the Offered Shares (but not less than all) on such terms (such notice being referred to as the “Acceptance Notice”). Upon receipt of the Acceptance Notice, the BBVA Shareholder shall Sell all of the Offered Shares to Dogus Holding on such terms within 120 (one hundred and twenty) Business Days from the date of the Acceptance Notice (this period only being subject to extension as may be reasonably necessary to obtain required governmental or regulatory approvals). If Dogus Holding fails to respond to the Offer Notice or the Notice of Final Terms of Sale, as the case may be, within the relevant periods stipulated above or, at any time of this process, it informs the BBVA Shareholder that it elects not to exercise its right of first offer with respect to the Offered Shares (any such event being referred to as a “No Action Event”), then, subject to the Dogus Shareholders’ tag-along right as set out in Section 3.04 (B)(iv), within 120 (one hundred and twenty) Business Days (this period only being subject to extension as may be reasonably necessary to obtain required governmental or regulatory approvals) from (i) the end of the applicable response period to (A) the Offer Notice or (B) the Notice of Final terms of Sale or (ii) the receipt of notice from Dogus Holding (acting on its own behalf and on behalf of the other Dogus Shareholders) stating that it does not wish to exercise its right of first offer, as applicable, the BBVA Shareholder will be permitted to Sell all (but not less than all) of the Offered Shares to any third person at any consideration not less than (a) the Offer Price or, if the process has proceeded to negotiations, (b) the price stated in the Final Terms of Sale and on other terms not more favourable to the purchaser than those specified in the Offer Notice or the Notice of Final Terms of Sale, as applicable. [***]

(ii) If at the relevant time that a right of first offer would otherwise be required to be made to the Dogus Shareholders under this Section 3.04(B), the BBVA Shareholder wishing to Sell any or all of its Shares own equal to or more than 50% of the Shares the Dogus Shareholders shall not be entitled to a right of first offer hereunder in respect of such Sale and the BBVA Shareholder shall be free to Sell to a third party in such circumstances subject to the Dogus Shareholders’ tag along rights as described below.

(iii) In the event of a voluntary tender offer or MTO by a third party in respect of the Company’s shares made pursuant to the MTO Communiqué, which the BBVA Shareholder wishes to accept, the Offer Notice for the purposes of Section 3.04(B) shall apply to those BBVA Shares in relation to which it wishes to accept the tender offer (being the Offered Shares), the Offer Price shall be the price referred to in such tender offer and the other terms of the tender offer shall constitute the other terms of the Offer Notice. The Dogus Shareholders shall have 10 (ten) Business Days to accept the terms of sale of such Offer Notice by way of delivery of an Acceptance Notice as referred to in Section 3.04(B), and no Negotiation Period as referred to in Section 3.04(B) shall apply. If the Dogus Shareholder fails to respond to such Offer Notice, (i) the BBVA Shareholder may only Sell into such tender offer such Offered Shares at the tender offer price and on the other terms of the tender offer and provided that the tender offeror becomes a Party to and becomes bound by this Agreement on the terms of Section 3.06(A) upon completion of the Sale, and (ii) the Dogus Shareholders’ tag-along right as set out in Section 3.04(B)(iv) shall not apply to such Sale. Any revision(s) of the terms of the tender offer by the third party which the BBVA Shareholder intends to accept shall trigger an obligation to issue a further Offer Notice on the terms of this paragraph.

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(iv) Dogus Shareholders’ Tag-Along Right. If at any time a No Action Event occurs and the BBVA Shareholder wish to Sell the Offered Shares to a third party, they shall send a notice to the Dogus Shareholders which notice shall include the price and the other terms of the intended Sale (the “Dogus Tag Along Trigger Notice”) before legally binding document to effect such Sale to third party is entered into, the Dogus Shareholders (through Dogus Holding) may require the BBVA Shareholder, upon written notice given to the BBVA Shareholder within 10 (ten) Business Days following the date on which the Dogus Shareholders have received the Dogus Tag Along Trigger Notice, to procure the third person who has agreed to purchase the Offered Shares from the BBVA Shareholder to purchase all (but not less than all) Dogus Shares the Dogus Shareholders then own on the terms and conditions (including, without limitation, the price) at which the third person has purchased the Offered Shares. If the Dogus Shareholders so require the BBVA Shareholder to procure such third person to purchase the Dogus Shares, no Sale of the Offered Shares may be completed by the BBVA Shareholder unless and until such third person purchases the Dogus Shares on terms on which the Offered Shares are being purchased. The BBVA Shareholder shall have the right but not the obligation to purchase such Dogus Shares on the same terms and conditions in lieu of procuring the purchase by such third person. The tag-along right of Dogus Shareholders shall be exercisable in the manner and upon the terms stated in Amended and Restated Dogus Shareholders’ Tag-Along Agreement, duly executed on the date hereof by and among the Dogus Shareholders and the BBVA Shareholder.

3.05 Public Offers or Private Placements. If the BBVA Shareholder, or at any time after the end of the Dogus Lock-up Period the Dogus Shareholders, as applicable, wishes to Sell any or part of the Shares it then owns in a Public Offer or Private Placement (the “Selling Party”), it undertakes to provide a right of first offer to that other Party (the “Recipient Party”) (provided that such Recipient Party at the time owns at least 10% of the Shares) by way of sending an Offer Notice. The Offer Price for the purposes of the Offer Notice in Section 3.04(A) and 3.04(B) shall be the price notified by the Selling Party. The Recipient Party shall have 10 (ten) Business Days to accept the terms of sale stated in the Offer Notice by way of delivery of an Acceptance Notice as referred to in Section 3.04 (Right of First Offer), and no Negotiation Period as referred to in Section 3.04 (Right of First Offer) shall apply. Accordingly:

(A) If the Recipient Party accepts the terms stated in the Offer Notice, the Sale shall be completed between the Parties within the time period stipulated above in Section 3.04(A) and 3.04(B).

(B) If the Recipient Party does not respond to the Offer Notice within 10(ten) Business Days of delivery of the Offer Notice, then, notwithstanding anything to the contrary in Sections 3.04(A) and 3.04(B), such Party shall be free to complete the Sale of the Offered Shares (in part or in whole) in a Public Offer or Private Placement within, but not later than, 45 (forty five) Business Days of delivery of the Offer Notice (this period only being subject to extension as may be reasonably necessary to obtain required governmental or regulatory approvals) for any consideration (whether higher or lower than the Offered Price).

(C) If the Recipient Party does not accept the Offer Price, but otherwise by way of an Acceptance Notice accepts the other terms of sale and quotes a price which is lower than the Offer Price (the “Counter Offer Price”) as being the price at which it will be willing to purchase the Offered Shares (the “Counter Offer Notice”), then the Selling Party shall have a

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further 5 (five) Business Days upon delivery of the Counter Offer Notice to accept or reject the Counter Offer Notice by notice to the Recipient Party (the “Counter Offer Response Notice”):

(a) If the Selling Party accepts the terms of the Counter Offer Notice the Sale shall be completed between the Parties within the time period stipulated above in Section 3.04(A) and 3.04(B).

(b) If the Selling Party rejects the terms of the Counter Offer Notice then (subject to sub-paragraph (D) below) the Selling Party shall only be permitted to complete the Sale of the Offered Shares (in part or in whole) by way of a Public Offer or Private Placement at a price for any consideration (whether higher or lower than the Counter Offer Price or Offered Price) and otherwise on the other terms of sale in the Offer Notice; and such completion must occur within 45 (forty five) Business Days of delivery of the Counter Offer Response Notice (this period only being subject to extension as may be necessary to obtain required governmental or regulatory consents).

(D) Where the Selling Party is to Sell the Offered Shares under sub-paragraph (B) or (C)(b) above, then the Selling Party agrees that:

(a) it shall invite the Recipient Party (or any of its Affiliates) to submit offers for the Offered Shares as part of the bookbuilding process for the Public Offer or Private Placement and to prioritize the offer made by the Recipient Party as between potential transferees submitting offers in the bookbuilding process such that the Shares requested by the Recipient Party in its offer are allocated to the Recipient Party first provided that it does not prejudice the pricing of the Public Offer or the Private Placement, as the case may be, and only then shall the rest of the Offered Shares be allocated to the other potential transferees;

(b) it shall, in any event, permit the Recipient Party to approve jointly with the Selling Party the allocation basis for the Offered Shares amongst potential transferees (in cases where the bookbuilding demand of potential transferees exceeds the amount of Offered Shares available for allocation), provided that the Recipient Party may not act in a manner which prejudices the pricing for the Public Offer or Private Placement (as applicable);

(c) if, as a result of the Public Offer or Private Placement process, a transferee’s shareholding in the Company (alone or together with its Affiliates) exceeds three percent of the Shares the Selling Party shall procure (by way of including this in the offering terms and all other means as may be necessary) that the third party transferee shall become by execution of the Deed of Adherence a Party to this Agreement and become bound by it as if it were the Selling Party.

3.06 New Shareholders.

(A) In the event of the Sale of all or a part of a Party’s Shares pursuant to Section 3.02, 3.04(A), 3.04(B), or 3.05(D)(c) (in the case of 3.05(D)(c), if applicable), the Party Selling the Shares shall procure that the third party purchaser shall become by execution of the Deed of Adherence a Party to this Agreement and become bound by it as if it were the Shareholder Selling the Shares to it. The Selling Shareholder does not guarantee the third party purchaser’s compliance with the terms of this Agreement;

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(B) Furthermore, in any partial Sale of Shares to a third party pursuant to Section 3.02, 3.04(A), 3.04(B) or 3.05(D)(c) (in the case of 3.05(D)(c) if applicable), for the purposes of this Agreement, such Selling Party and the third party purchaser shall be treated as a single Party in terms of their rights and obligations against the non-Selling Party; and

(C) When a Sale of Shares occurs pursuant to Sections 3.02, 3.04(A), 3.04(B) or 3.05(D)(c) (in the case of 3.05(D)(c) if applicable):

(a) Where the BBVA Shareholder owns less than 50% of the Shares at the time that such Sale occurs, the rights that the third party purchaser and the Selling Shareholder will jointly be entitled to exercise under this Agreement (including, without limitation, those under Section 5.02(A)), will be determined based on the percentage of the Shares that they own in the aggregate;

(b) Where the BBVA Shareholder owns equal to or more than 50% of the Shares at the time that such Sale occurs:

a.	The rights that the third party purchaser and the Selling Shareholder will jointly be entitled to exercise under this Agreement (including, without limitation, those under Section 5.02(A)), will be determined based on the percentage of the Shares that the Selling Shareholder owns only and not the Shares that the Selling Shareholder and the third party purchaser own in aggregate.

b.	If the Selling Party is a third party which is neither a Dogus Shareholder nor a BBVA Shareholder or an Affiliate, the third party purchaser will not execute a Deed of Adherence and will not become a party to this Agreement.

3.07 No Lien.

(A) No Party shall enter into any transaction involving the creation of a Lien on any Garanti Shares including, without limitation, any derivatives transactions, voting arrangements, grant of usufruct rights having an effect similar to the creation of a pledge without the prior written consent of the other Party. Once the BBVA Shareholder or the Dogus Shareholders own 50% or more of the Shares (a “Qualifying Party”), this provision shall no longer apply to such Qualifying Party, even if such Qualifying Party subsequently falls below a shareholding of 50% or more of the Shares.

(B) Notwithstanding the foregoing paragraph (i), a Party may pledge its Shares in favor of any reputable bank, either international banks or banks which are in the top 5 Turkish private banks by market share, in order to procure financing provided, always, that the Party creating the pledge shall, prior to creating the pledge, deliver to the other Party a Deed of Undertaking executed by the pledgee bank.

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ARTICLE IV

GOVERNANCE AND MANAGEMENT OF THE COMPANY: GENERAL PROVISIONS

4.01 Public Listing. The Parties agree and undertake to vote all Garanti Shares they then own to maintain the Company’s listing on Borsa Istanbul for as long as the Garanti Shares owned by any one of them represent at least 1% of the Shares.

4.02 Dividend Policy. For as long as each Party owns Garanti Shares representing at least 9.95% of the Shares, each Party agrees to vote all Garanti Shares it then owns to cause the Company to distribute at least 25% of the distributable profits based on the Company’s financial statements prepared in accordance with the accounting principles promulgated by the BRSA in Turkey subject to, after the proposed distribution, having a capital adequacy ratio of not less than the higher of [***]% and such ratio required by law or regulation at the relevant time, calculated pursuant to the regulations regarding the capital adequacy of banks in force in the Republic of Turkey at the date of any such distribution.

4.03 [***]

4.04 Company Conduct

(A) Subject to the decisions permitted to be taken by the Reserved Matters Decision Committee, each Party undertakes to procure that all decisions made by or on behalf of the Company or any of its subsidiaries which are material to the Group as a whole are approved either (i) at a properly convened meeting of the Board of Directors or (ii) in the absence of a meeting, by a resolution in writing signed by or otherwise approved in writing by at least the same number of Directors whose affirmative votes are required to pass a decision at a properly convened meeting of the Board of Directors and such resolution shall be distributed to all Directors (or as otherwise permitted by applicable Law at the relevant time), and shall ensure that the delegation of any material matter to any committee of the Board of Directors shall only be approved with the prior consent of the requisite majority of a quorate meeting of the Board of Directors.

(B) Each Party further covenants with each other (and shall cause the members of the Board of Directors (other than the Independent Directors), subject to their fiduciary duties to ensure) that so long as this Agreement remains in force and effect, the Company will:

(i)	promptly notify the others of any matters of which it becomes aware which may materially affect the Group;

(ii)	take all steps reasonably available to it to ensure that any meeting of the Board of Directors or any Shareholder meeting has the necessary quorum;

(iii)

procure the Company and its subsidiaries to keep proper and up to date accounting and financial, tax and legal books and records in relation to its business and affairs and shall further procure that, to the extent permitted under the applicable legislation: (A) the BBVA Shareholder be provided with information, documents and records of a

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standard to enable the BBVA Group to comply with its legal, accounting and regulatory obligations (including to comply with SEC reporting obligations or Spanish regulatory reporting requirements) and (B) such information, documents and records (during normal business hours) be available for inspection by the BBVA Shareholder and/or Dogus Shareholders (or by any Person authorized by them); and

(iv)	procure the Company and its subsidiaries to operate its business and affairs so as to comply with all applicable laws, including, where applicable and to the extent that such compliance obligation would not violate applicable Turkish law, any laws applying to the BBVA Group that it is required to comply with in respect of its interests in the Group (where such laws have been notified in writing to the Company by the BBVA Shareholder).

4.05 Parties’ Consultation Rights and Nominee Directors

(A) Each Party hereby agrees to authorize the Company to disclose information relating to the Group to (i) the Parties; (ii) each other; (iii) their Affiliates; (iv) their professional advisers; and (v) the auditors of the Company and the auditors of the respective Party. Such authority shall also extend to any disclosures of information which any of the Parties is required to make by applicable Law or any regulatory authority to which the relevant Party is subject.

(B) Each Party hereby agrees and acknowledges that any Nominee shall be entitled to report to such Party upon the affairs of the Company and its subsidiaries and to disclose such information as he or she shall reasonably consider appropriate.

Notwithstanding any other provisions of this Agreement, no Nominee shall be obliged to act or omit to act in any way that would or is likely to lead to such Nominee incurring personal loss or liability. To the extent that any Nominee does incur any such personal loss or liability as a result of any act or omission of the Company and/or its subsidiaries, such Nominee shall be entitled to seek the recovery of its losses and liabilities from the Company.

ARTICLE V

GOVERNANCE AND MANAGEMENT OF THE COMPANY

5.01 [***]

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5.02 Board and Management. Each Party agrees to vote all Garanti Shares they then own to cause (or procure the Company to cause) the following:

(A) the formation of the Board of Directors to be on the following basis:

Dogus Shareholders Shares	Board Composition	Number of Directors on the Board of Directors

Where Dogus Shareholders own in excess of 9.95% of the Shares

Seven of the Directors to be elected shall be designated by BBVA Shareholder (two of which shall be members of the Audit Committee and therefore be considered as Independent Directors under the Corporate Governance Communiqué)

Two of the Directors to be elected shall be designated by Dogus Shareholders

One Independent Director shall be jointly designated by the Parties

10 Directors

Where Dogus Shareholders own 9.95% of the Shares

Eight of the Directors to be elected shall be designated by BBVA Shareholder (two of which shall be members of the Audit Committee and therefore be considered as independent directors under the Corporate Governance Communiqué)

One of the Directors to be elected shall be designated by Dogus Shareholders

One Independent Director shall be jointly designated by the Parties

10 Directors

Where Dogus Shareholders owns less than 9.95% of the Shares	All of the Directors to be elected shall be designated by BBVA Shareholder	BBVA Shareholder may determine number of Directors on the Board of Directors and, in the event that Dogus Shareholders drops to or below the 9.95% threshold above and holds 9.95% or less than 9.95% of the Shares, then the provisions applicable to such threshold shall continue to apply to it notwithstanding any future increase in its ownership of Shares, and

(B) BBVA Shareholder shall determine and approve the person appointed to the post of Chief Executive Officer and of Chairman.

5.03 Quorum requirements.

(A) In respect of any matters that do not constitute Shareholder Reserved Matters at the applicable time, the meeting quorum in respect of such matters shall be six Directors and the decision quorum shall be formed by the favourable vote of at least six Directors present at a quorate meeting.

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(B) Each Party agrees, solely in respect of each Shareholder Reserved Matter described in Section 5.04 (Shareholder Reserved Matters), (a) the meeting quorum referred to in Section 5.03(A) shall include at least one Director representing Dogus Shareholders; and (b) the decision quorum at such quorate meeting of the Board of Directors shall be a majority of the votes cast at such meeting which must include the affirmative vote of at least one Director representing Dogus Shareholders.

(C) The Parties hereby acknowledge that this Agreement sets forth the agreed terms between the Parties for the nomination and the election of the Independent Directors based on the currently applicable Law as at the date hereof which (i) requires listed banks to appoint three Independent Directors; and (ii) allows all of them to be appointed from among audit committee members who are not required to satisfy the independency criteria as determined by the Law, except for one Independent Director who is required to satisfy such criteria regardless of whether he/she is a member of the audit committee. Where there is a change in the currently applicable Law that would affect Parties’ rights and obligations under this Agreement, including but not limited to those in relation to the composition of the Board of Directors or committees, number or qualifications of Independent Directors and/or quorum requirements or otherwise causing deviation from the legal regime described in the immediately foregoing sentence, the Parties agree that they shall amend this Agreement and shall take all such steps as they are able to take in order to preserve the spirit of this Agreement and the control structure and quorum requirements set out in this Agreement.

(D) The Parties agree to vote all Garanti Shares they then own and take all such steps as they are able to cause the quorum requirements in this Section 5.03 (Quorum Requirements) to be observed and implemented by them.

5.04 Shareholder Reserved Matters.

(A) For so long as Dogus Shareholders own Garanti Shares representing over 9.95%, (i) each Party shall vote all Garanti Shares it then owns to ensure that the matters listed below (whether such matters are decided by the Company or a Material Subsidiary (as the case may be) in a meeting of the Board of Directors, annual or extra-ordinary meeting of shareholders or otherwise) shall only be implemented or approved with each Parties’ consent or as decided at the Reserved Matters Decision Committee meeting; and (ii) Dogus Shareholders otherwise undertakes not to vote against or challenge (for the avoidance of doubt, including seeking compensation) any other matter not listed below proposed to be implemented or approved by BBVA Shareholder (save where such matter conflicts with an express right granted to it under this Agreement):

(a) to adversely affect the voting and other rights attached to any Garanti Shares that Dogus Shareholders own, whether by amendment to the Articles, the articles of association of such Subsidiaries or otherwise;

(b) to make any changes to the constitutional documents of the Company or a Material Subsidiary that conflict with the rights of the Dogus Shareholders holding 9.95% or more of the Shares;

(c) to liquidate, or enter into any insolvency proceedings, in relation to the Company or a Material Subsidiary;

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(d) to grant any right to any person or persons that restricts the pre-emptive rights of Dogus Shareholders in respect of share capital increases; or

(e) the disposal or discontinuance of, or material changes to, in one or a series of related transactions in one financial year any line of business or business entity within the Group that has a value in excess of 25% of the Group’s total net assets based on the latest consolidated audited accounts of the Company.

(B) Once Dogus Shareholders own Garanti Shares representing equal to or under 9.95% of the Shares, Dogus Shareholders’ only rights and protections as a shareholder shall be those granted to it under Turkish law or under the Articles provided that Dogus Shareholders undertake not to vote against or challenge (for the avoidance of doubt, including seeking compensation) any matter proposed to be implemented or approved by BBVA Shareholder (save where such matter conflicts with an express right granted to it under this Agreement).

(C) In the event that Dogus Shareholders drop below one of the thresholds above in this Section 5.04(A) or (B), then the provisions applicable to such lower threshold in this Section 5.04 (Shareholder Reserved Matters) shall continue to apply to it notwithstanding any future increase in its ownership of Shares.

5.05 Further Acquisitions of Shares.

(A) In the event of: (i) the acquisition of any Shares, or a controlling position, that results in an MTO being triggered by a Party and (ii) the CMB requiring in those circumstances that the Parties jointly make an MTO pursuant to the MTO Communiqué (“Tender Offer”), then:

(i)	the Party triggering the MTO obligation (the “Tendering Party”) is required to notify (the “Tender Notice”) the other Party (the “Recipient Party”), as soon as possible but no later than 10 (ten) Business Days prior to the acquisition of Shares triggering the obligation to make an MTO, of the terms (including as to the price) on which the Tender Offer is proposed to be carried out (for the avoidance of doubt, subject always to the approval of the CMB) (the “Tender Offer Terms”);

(ii)	the Recipient Party shall have the right (but not the obligation) for a period of 10 (ten) Business Days from receipt of the Tender Notice (and in any event prior to the filing of such Tender Offer application with the CMB) to notify the Tendering Party (i) whether it wishes to join the Tender Offer on the Tender Offer Terms, and (ii) if it does, on what (up to 50:50) basis it wishes to join the Tender Offer (the “Accepted Tender Offer Terms”). If the Recipient Party notifies the Tendering Party of the Accepted Tender Offer Terms then the Tendering Party must accept such Accepted Tender Offer Terms, and on that basis each Party shall (i) acquire the Shares tendered pursuant to and on the terms of such Tender Offer on the Accepted Tender Offer Terms; and (ii) assume between themselves the risk, liabilities, costs and expenses of such Tender Offer on the Accepted Tender Offer Terms;

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(iii)	if the Recipient Party fails to respond to the Tender Notice in accordance with (ii) above, then it shall be deemed to have rejected to make a joint Tender Offer with the Tendering Party on the Terms of the Tender Notice;

(iv)	if the Tendering Party decides to change the Tender Offer Terms due to the existence of a competing Tender Offer or otherwise, it shall notify the Recipient Party of the new terms of the Tender Offer (the “Revised Tender Offer Notice”) as soon as possible but in any event no later than 10(ten) Business Days before it files such new terms of the Tender Offer with the CMB in which event the Recipient Party shall have the right (but not the obligation) for a period of 10 (ten) Business Days from receipt of the Revised Tender Notice (and in any event prior to the filing of such Revised Tender Offer Terms with the CMB) to notify the Tendering Party (a) whether it wishes to maintain its position in the Accepted Tender Offer; or (b) increase (up to 50:50 basis) or reduce (down to a zero participation basis) its commitment in the Accepted Tender Offer Terms (the “Accepted Revised Tender Offer Terms”). If the Recipient Party notifies the Tendering Party of the Accepted Revised Tender Offer Terms then the Tendering Party must accept such Accepted Revised Tender Offer Terms, and on that basis each Party shall (a) acquire the Shares tendered pursuant to and on the terms of such Tender Offer on the Accepted Revised Tender Offer Terms; and (b) assume between themselves the risk, liabilities, costs and expenses of such Tender Offer on the Accepted Revised Tender Offer Terms;

(v)	the Tendering Party shall indemnify and hold harmless the Recipient Party in respect of any and all risks, liabilities, costs and expenses suffered or incurred (as applicable) either (a) on a full indemnity basis in relation to the MTO if the Recipient Party specifies a zero participation basis in the Accepted Tender Offer Terms; or (b) in excess of the percentage risk allocation basis specified in the Accepted Tender Offer Terms or the Accepted Revised Tender Offer Terms, as the case may be;

(vi)	in any event, where the Recipient Party’s Accepted Tender Offer Terms or Accepted Revised Tender Offer Terms, as the case may be, are on a zero participation basis or in any event on a less than 50:50 basis, the Tendering Party shall, at the written request of the Recipient Party, use all reasonable endeavours to make all applications, submissions and defences on a timely basis as are reasonably required to obtain a waiver or exemption from the CMB from any joint liability that is imposed on the Recipient Party to make an MTO jointly with the Tendering Party; and

(vii)	during the period between the receipt of the Tender Offer Notice by the Recipient and the end of the purchasing period of the Tender Offer, neither the Tendering Party or Recipient Party shall purchase any Shares unless they mutually agree in writing otherwise.

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ARTICLE VI

COMMERCIAL PROTECTIONS

6.01 [***]

6.02 Brand. For as long as the Dogus Shareholders own at least 9.95% of the Shares, unless otherwise agreed between the Parties, the Parties agree to conduct the businesses of the Company and its subsidiaries using the name “Garanti Bankasi” or names containing “Garanti” as the context requires. Once the Shares owned by Dogus Shareholders fall below 9.95%, BBVA shall be free to conduct the businesses of the Company using the name of its choice. Where the BBVA Shareholder agrees that it would be in the best interests of the Group, it covenants to seek any necessary BBVA Shareholder group approvals as shall be necessary to allow the Group to use the BBVA Shareholder name, logo or any other BBVA Shareholder branding or intellectual property as the context shall require. Save for where such approvals have been confirmed in writing in advance, the Company shall not expressly or impliedly use any such BBVA Shareholder branding either externally or within the Group.

ARTICLE VII

COMPULSORY TRANSFERS OF SHARES

7.01 Triggering Events. For the purposes of this Section 7.01 (Triggering Events), the following events shall be referred to as “Triggering Events”:

(i)	Change of Control,

(ii)	Bankruptcy,

(iii)	Involuntary Transfer, or

(iv)	Event of Material Breach.

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(A) Notice of Triggering Event. Upon the occurrence of a Triggering Event, (a) in respect of the Triggering Events in (i), (ii) or (iii), the affected Party shall forthwith give notice in writing to the other Party stating when the Triggering Event occurred (and in the event of an Involuntary Transfer the affected Party shall use its best efforts to give notice prior to the actual transfer of Shares), the reason therefore, the number of Garanti Shares it then owns and the name and the address of the transferee if a transfer has occurred. If no such notice is given, the other Party may institute the put/call proceedings stipulated in Section 7.01(B) by a written notice to the affected Party and the transferee; and (b) in respect of the Triggering Event in (iv) the non-defaulting Party may institute the put/call proceedings stipulated in Section 7.01(B) by a written notice to the defaulting Party and, if relevant, the transferee.

(B) The Put/Call Right of the Non-Affected/Non-Defaulting Party.

(a) Upon the receipt of the notice referred to in Section 7.010 or if no notice is given, upon becoming aware of the occurrence of the Triggering Event (the “Trigger Date”), the non-affected/non-defaulting Party shall have the right and option by delivery of a written notice to the affected/defaulting Party (the “Acceptance Delivery Date”) for a period ending 30 (thirty) Business Days following the Trigger Date, and subject to Section 7.01(B)(b), (a) to purchase all Garanti Shares the affected/defaulting Party owns or has transferred to the transferee or (b) to require the affected/defaulting Party and/or the transferee to purchase all Garanti Shares it then owns, in cash at the price equal to the volume weighted average market price over the last ten trading days on the Borsa Istanbul prior to the Acceptance Delivery Date. In the event of the Shares being transferred by the affected/defaulting Party (or by a pledgee bank referred to in Section 3.07(B)) to a transferee, the affected/defaulting Party shall procure the compliance of the transferee with such provisions.

In the event of a Triggering Event being caused by an Event of Material Breach, the price for the (i) purchase of the Garanti Shares by the non-defaulting party shall be at a discount of 10% to the price determination in this Section 7.01(B)(a); and (ii) the Sale of the Garanti Shares by the non-defaulting party shall be at a premium of 10% to the price determination in this Section 7.01(B)(a).

(b) In the event that the relevant Shares subject to the above described put/call proceedings have been transferred and the affected/defaulting Party is unable to procure the transferee’s compliance with such proceedings, the affected/defaulting Party shall compensate the non-affected/non-defaulting Party for the damages resulting from its inability to exercise such put/call proceedings (such damages to take account of the premium and discount it would have benefited from in such circumstances).

7.02 Consummation of Sale. The delivery of Garanti Shares and the payment of the purchase price referred to in Section 7.01(B) shall take place, subject to any extension period reasonably required to comply with any governmental or regulatory approvals, within 30 (thirty) Business Days following the last day of the option period.

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ARTICLE VIII

TERM AND TERMINATION

8.01 Effectiveness; Termination. This Agreement shall come into full force and effect as set out in Article II (Conditionality) and continue in force indefinitely unless terminated:

(a)	in accordance with Section 2.02 (Termination upon condition not being met);

(b)	upon the mutual written agreement of the Parties; or

(c)	at 18:00 (Istanbul time) on such date when either Party holds less than 1% of the then issued share capital of the Company (provided that such less than 1% holding has not resulted from a breach of this Agreement by the other Party).

8.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01(b), this Agreement will forthwith become null and void, but the provisions of 9.03 (Notices), 9.04 (Publicity and Confidentiality), 9.07 (Amendment), 9.08 (Governing Law), 9.9 (Arbitration), 9.11 (Costs), 9.12 (No Partnership) shall continue to apply regardless of such termination. Upon termination of this Agreement, no liability or obligation on the part of any Party (or any of its respective officers, directors, employees, agents or other representatives or Affiliates) shall arise, except for any breach of this Agreement by any Party prior to such termination.

ARTICLE IX

MISCELLANEOUS

9.01 Damages, remedies. Without limitation to the rights of the non-defaulting Party under Article VII (Compulsory Transfer of Shares), the non-defaulting Party reserves its rights to claim damages or any other remedies (including without limitation any remedies of specific performance or injunctive relief) available under Law for all damages, losses, costs and expenses arising from or in connection with any breach or anticipated breach of any of the terms of this Agreement by the defaulting Party.

9.02 Entire Agreement. This Agreement, the Initial Share Purchase Agreements, the New Share Purchase Agreements and all documents delivered as part of this Agreement or which are incorporated as part of this Agreement by reference constitute and contain the entire Agreement between the Parties and the Company and, replace in its entirety any and all agreements, arrangements and understandings between the Parties with respect to the subject matter hereof.

9.03 Notices. All notices, requests and communications hereunder must be in writing and will be deemed duly given only if delivered by facsimile transmission or sent by recognized international courier to the Parties and/or the Company at the following addresses or facsimile numbers.

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If to Dogus Holding to:

Huzur Mahallesi,

Maslak Ayazaga Caddesi No:2

34396 Sariyer, Istanbul

Attn: Husnu Akhan, Chief Financial Officer

Facsimile No: +90 212 285 4003

If to the BBVA Shareholder to:

Paseo de la Castellana 81, Planta 25,

Madrid 28046, Spain

Attn: Jaime Saenz de Tejada Pulido, Chief Financial Officer

Facsimile No: +34 91 3744471

Copy to: Javier Rodriguez-Soler, Head of M & A

Facsimile No: +34 91 3746038

Copy to: Eduardo Arbizu Lostao, General Counsel

Facsimile No: +34 91 3744471

Copy to: María Jesús Arribas de Paz, Head of Corporate Legal Services

Facsimile No: 34 91 3743551

If to the Company to:

Attn: Aydin Senel

Facsimile No: + 90 212 318 3854

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.03 (Notices), be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.03 (Notices), be deemed given upon receipt, (c) if delivered by recognized international courier to the address as provided in this Section 9.03 (Notices), be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.03 (Notices)). Any Party from time to time may change its address, facsimile number or the other information for the purpose of notices to that Party by giving written notice specifying such change to the other Parties hereto.

9.04 Publicity and Confidentiality.

(a) Except, as ordered or required by any applicable Law or competent judicial, governmental or other authority or in accordance with the requirements of any securities exchange, no Party shall issue any press release or make any other public statement related to this Agreement or any of the transactions contemplated by this Agreement without obtaining

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the prior written approval of the other Party as to the contents and the manner of presentation and publication of such press release or public statement, or use the other Party’s name or tradename or any trademark or other intellectual property right of the Party without obtaining the prior approval of the other Party as to the manner of such use.

(b) Each Party agrees to keep in strictest confidence all information relating to or acquired from the other Party in connection with the Agreement, the performance of this Agreement or through participation in the ownership or management of the Company. Each Party agrees that it will not publish, communicate, divulge, disclose or use any information described in the preceding sentence without the prior written consent of the other Party, except as expressly provided herein. The restriction contained in this Section 9.04(b) shall not apply with respect to: (i) information which at the time of disclosure was in the public domain unless the same occurs in consequence of the breach hereof by the receiving Party; (ii) information which can be demonstrated to have been independently developed by the receiving Party or acquired from a third party which did not itself acquire such information with restrictions on further dissemination directly or indirectly from the disclosing Party; (iii) information which the Parties have agreed is no longer confidential; (iv) information reasonably required to be disclosed to any underwriter or auditor or other person involved in the process of offering of the Shares held by such Party to the public; and (v) information ordered or required to be disclosed by any applicable Law or competent judicial, governmental or other authority or in accordance with the requirements of any stock exchange or securities regulation.

9.05 Assignment; Successors and Assigns.

(a) Without prejudice to Section 3.06 (New Shareholders), each Party may assign and transfer this Agreement or any of its rights and obligations under it only to such Party’s Affiliate if that Party’s Shares are transferred to such an Affiliate in compliance with the provisions of Section 3.03(B) (in which case the assigning Party must continue to be jointly and severally liable with such Affiliate in respect of the punctual and exact performance by the latter of all obligations arising from this Agreement).

(b) This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assignees.

9.06 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

9.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Turkey, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws another jurisdiction.

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9.09 Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said Rules. The first arbitrator will be appointed by the Party initiating the arbitration proceedings simultaneously with its demand for arbitration, the second one of which will be appointed by the other Party within 20 (twenty) Business Days of the date on which it has received notice of the demand for arbitration and the third one of which (who shall act as Chairman of the arbitration panel) will be designated by agreement of the first two within 20 (twenty) Business Days from the appointment of the second Arbitrator or, failing such agreement, the ICC Court of Arbitration, which will also designate (a) the second arbitrator if the Party required to make such designation will not have done so within the period indicated above; and (b) the replacement of any arbitrator who is unable or unwilling to serve or to continue to serve as such, but only in the event that such replacement has not been designated by the Party which appointed the arbitrator to be replaced within 20 (twenty) Business Days from the date on which such arbitrator resigned or otherwise ceased from office or, in the case of the Chairman, by agreement of the other two Arbitrators. The place of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English.

The expenses of the arbitration proceedings referred to in this section shall be borne by the Parties in accordance with the applicable determinations of the Arbitration Tribunal.

The Dogus Shareholders and the BBVA Shareholder hereby designate their respective addresses for the giving of notice, as set forth in Section 9.03 (Notices) as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder. The Dogus Shareholders and the BBVA Shareholder may change such address, except that each such address shall always be, as to the Dogus Shareholders, within the geographical area encompassed (as of the date of this Agreement) by the boundaries of Turkey and, as to the BBVA Shareholder, within the geographical area encompassed (at the same date) by the boundaries of Spain.

9.10 Interpretation.

(A) If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

(B) The Parties hereby acknowledge and agree that if there shall be at any time a conflict, misinterpretation or discrepancy between this Agreement and the Articles, the provisions of this Agreement shall prevail among the Parties.

(C) This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered

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pursuant to this Agreement shall be in the English language or accompanied by an English translation thereof and the English version thereof shall govern for purposes hereof in any conflict with any non-English version.

(D) No provision of this Agreement shall be interpreted against the interest of a Party merely because that Party drafted the provision.

9.11 Costs. Each of the parties shall pay its own costs and expenses in connection with the negotiation, preparation and carrying into effect of this Agreement.

9.12 No Partnership. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

9.13 Further Assurance.

(A) The Company and each of the Parties shall do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to the terms of this Agreement.

(B) The Parties covenant to and agree with each other that so long as this Agreement is in effect each of them shall vote its Garanti Shares so as to give effect to the provisions of this Agreement and to the rights granted hereunder and under the Articles.

(C) The Parties agree and acknowledge that the Usufruct Right created over 251,580,000 Shares in the share capital of the Company owned by the BBVA Shareholder in favor of the Dogus Shareholders is hereby terminated with immediate effect upon entry into force of this Agreement.

9.14 Unlawful Fetter.

(A) Notwithstanding any other provision of this Agreement, the Company shall not be bound by any provision of this Agreement to the extent that for it to be so bound would constitute a breach of or is not permitted by the laws of the Republic of Turkey, being the country in which the Company is incorporated, but any such provision shall remain valid and binding as regards all other parties to which it is expressed to apply.

(B) Notwithstanding any other provision of this Agreement, the Directors shall not be bound by any provision of this Agreement to the extent that for it to be so bound would constitute a breach of its fiduciary, good faith or other duties to the Company.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names as of the date first above written;

Dogus Holding A.S.

By:
	Name:	Ferit Faik Şahenk
Title:

By:
	Name:	Süleyman Sözen
Title:

Dogus Nakliyat ve Ticaret A.S.

By:
	Name:	Ferit Faik Şahenk
Title:

By:
	Name:	Süleyman Sözen
Title:

Dogus Arastirma Gelistirme Musavirlik Hizmetleri A.S.

By:
	Name:	Ferit Faik Şahenk
Title:

By:
	Name:	Süleyman Sözen
Title:

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Banco Bilbao Vizcaya Argentaria, S.A.

By:
	Name:	Javier Rodriguez-Soler
Title:

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SCHEDULE I

DEED OF ADHERENCE

This Deed of Adherence (the “Deed”) is entered into on [date]

BY

[—], a company organized under the laws of [—] with its registered offices at [—] (“New Shareholder”).

WHEREAS

(A)	Banco Bilbao Vizcaya Argentaria, S.A. a company organized under the laws of the Kingdom of Spain; and

(B)	Dogus Holding A.S., Dogus Nakliyat ve Ticaret A.S. and Dogus Arastirma Gelistirme ve Musavirlik Hizmetleri A.S., each a joint stock company organized under the laws of the Republic of Turkey entered into a shareholders’ agreement (the “Amended and Restated Shareholders’ Agreement”), the Amended and Restated BBVA Shareholder’s Tag-Along Agreement and the Amended and Restated Dogus Shareholders’ Tag-Along Agreement on [—].

THIS DEED WITNESSES AS FOLLOWS:

1.	The New Shareholder confirms that it has been given and read a copy of the Amended and Restated Shareholders’ Agreement and the [Amended and Restated BBVA Shareholder’s Tag Along Agreement]/[Amended and Restated Dogus Shareholders’ Tag Along Agreement] and hereby adheres to and becomes bound by the provisions of the Amended and Restated Shareholders’ Agreement and the [Amended and Restated BBVA Shareholder’s Tag Along Agreement]/[Amended and Restated Dogus Shareholders’ Tag Along Agreement], and to perform the obligations imposed by the Amended and Restated Shareholders’ Agreement and the [Amended and Restated BBVA Shareholder’s Tag Along Agreement]/[Amended and Restated Dogus Shareholders’ Tag Along Agreement] which are to be performed on or after the date of this Deed, in all respects as if the New Shareholder were a party to the Amended and Restated Shareholders’ Agreement and the [Amended and Restated BBVA Shareholder’s Tag Along Agreement]/[Amended and Restated Dogus Shareholders’ Tag Along Agreement] and named therein as a shareholder.

2.	This Deed and the Amended and Restated Shareholders Agreement and the [Amended and Restated BBVA Shareholder’s Tag Along Agreement]/[Amended and Restated Dogus Shareholders’ Tag Along Agreement] is made for the benefit of: (a) the original parties to the Amended and Restated Shareholders’ Agreement; and (b) any other person or persons who after the date of the Amended and Restated Shareholders’ Agreement (and whether or not prior to or after the date of this Deed) adheres to the Amended and Restated Shareholders’ Agreement.

3.	Article IX (Miscellaneous) of the Amended and Restated Shareholders’ Agreement shall apply mutatis mutandis to this Deed.

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IN WITNESS of which this Deed has been executed and delivered by the New Shareholder on the date which first appears above.

Executed as a deed by:

[—]

By:
Name:
Title:

Acknowledged and agreed by:

[—]

By:
Name:
Title:

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SCHEDULE II

DEED OF UNDERTAKING

To: [BBVA/Dogus Shareholder(s)] (the “Beneficiary”)

WHEREAS:

(A) [BBVA/Dogus Shareholder(s)] (the “Pledgor”) and [—] (the “Bank”) entered into a secured loan agreement on [date] pursuant to which [—] shares in the share capital of Turkiye Garanti Bankasi A.S. (the “Company”) were pledged in favour of the Bank (the “Pledged Shares”).

(B) The Pledgor, the Beneficiary and others entered into a shareholders’ agreement (as amended from time to time) on [date] (the “Amended and Restated Shareholders’ Agreement”).

IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

“Affiliate” an Affiliate of a Person shall mean (i) any Person which (a) is directly or indirectly controlled by such Person, (b) directly or indirectly controls such Person, or (c) is under common control with such Person. For the purposes of this definition, “control” shall mean the absolute power (not on a shared basis), whether held directly or indirectly, to direct or cause direction of management and policies through ownership of voting securities, by contract or otherwise.

“Borsa Istanbul” shall mean Borsa Istanbul Anonim Sirketi.

“BBVA Shares” shall mean the Shares owned from time to time by BBVA Shareholders.

“BBVA Shareholder(s)” Banco Bilbao Vizcaya Argentaria, S.A. a company organized under the laws of the Kingdom of Spain (including its Affiliates to the extent any such Affiliate becomes a Shareholder pursuant to the terms of the Amended and Restated Shareholders’ Agreement).

“Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks located in Istanbul (Turkey) and Madrid (Spain) are not open for general business.

“Deed” shall mean this deed of undertaking.

“Dogus Shares” shall mean the Shares owned from time to time by Dogus Shareholders.

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“Dogus Shareholders” shall mean Dogus Holding A.S. (“Dogus Holding”), Dogus Nakliyat ve Ticaret A.S. and Dogus Arastirma Gelistirme ve Musavirlik Hizmetleri A.S., collectively, each a joint stock company organized under the laws of the Republic of Turkey (including their Affiliates to the extent any such Affiliate becomes a Shareholder pursuant to the terms of the Amended and Restated Shareholders’ Agreement).

“Garanti Shares” shall mean the Dogus Shares and BBVA Shares collectively.

“Party” shall mean the Beneficiary, or the Bank, individually and “Parties” shall mean the Beneficiary and Bank collectively.

“Person” shall mean an individual, partnership, joint venture, company, trust, unincorporated organization, government or other entity.

“Sale” shall mean transfer of any Garanti Shares including, without limitation, pursuant to a tender offer (The words “Sell”, “Sold” and “Selling” shall have similar meaning as the context requires).

“Shares” shall mean the entire issued and outstanding shares in the capital of the Company from time to time.

“Shareholders” shall mean the owners of the Shares from time to time.

2.	Right of First Offer

The Bank hereby irrevocably and unconditionally undertakes to the Beneficiary that in the event that the Bank enforces its pledge over, and wishes to Sell, any or all of the Pledged Shares, it shall not Sell any such Pledged Shares before giving the Beneficiary, provided the Beneficiary at the time owns at least 10% of the Shares, a right of first offer on the following terms:

(i) The Bank shall provide the Beneficiary with a written notice (“Offer Notice”) for such intended Sale stating: (a) the number of the Pledged Shares (“Offered Shares”); and (b) its price expectations per Pledged Share (the “Offer Price”) which shall not be more than the volume weighted average market price over the last 30 trading days on the Borsa Istanbul prior to the date of delivery of the Offer Notice. Within 15 (fifteen) Business Days of receipt of the Offer Notice from the Bank, the Beneficiary may send a written notice if it wishes to buy all of the Offered Shares (but not less than all) on such terms (the “Acceptance Notice”) to the Bank. Upon receipt of the Acceptance Notice, the Bank shall Sell all of the Offered Shares to the Beneficiary on such terms within 120 (one hundred and twenty) Business Days from the date of the Acceptance Notice (this period only being subject to extension as may be reasonably necessary to obtain required governmental or regulatory approvals).

(ii) If the Beneficiary fails to respond to the Offer Notice within the relevant period stipulated above or, at any time during this process, it informs the Bank that it elects not to exercise its right of first offer with respect to the Offered Shares (any such event being referred to as a “No Action Event”), then the Bank will be permitted to Sell all (but not less than all) the Offered Shares to any third person at any consideration.

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3.	Notices

All notices, requests and communications hereunder must be in writing and will be deemed duly given only if delivered by facsimile transmission or sent by recognized international courier to the Parties and/or the Company at the following addresses or facsimile numbers.

If to the Beneficiary:

Facsimile No: [—]

Attn: [—]

If to the Bank:

Facsimile No: [—]

Attn: [General Counsel]

Copy to: Corporate Development

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 3 (Notices), be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 3 (Notices), be deemed given upon receipt, (c) if delivered by recognized international courier to the address as provided in this Section 3 (Notices), be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 3 (Notices)). Any Party from time to time may change its address, facsimile number or the other information for the purpose of notices to that Party by giving written notice specifying such change to the other Parties hereto.

4.	Publicity and Confidentiality

(A) Except, as ordered or required by any applicable law or competent judicial, governmental or other authority or in accordance with the requirements of any securities exchange, the Bank shall not issue any press release or make any other public statement related to the Amended and Restated Shareholders’ Agreement or this Deed or any of the transactions contemplated by the Amended and Restated Shareholders’ Agreement or this Deed without obtaining the prior written approval of the other Party as to the contents and the manner of presentation and publication of such press release or public statement, or use the Beneficiary’s name or tradename or any trademark or other intellectual property right of the Beneficiary without obtaining the prior approval of the Beneficiary as to the manner of such use.

(B) The Bank agrees to keep in strictest confidence all information relating to or acquired from the Beneficiary in connection with the Amended and Restated Shareholders’

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Agreement or this Deed, the performance of the Amended and Restated Shareholders’ Agreement or this Deed or through financing of the Company. The Bank agrees that it will not publish, communicate, divulge, disclose or use any information described in the preceding sentence without the prior written consent of the Beneficiary, except as expressly provided herein. The restriction contained in this Section 4(B) shall not apply with respect to: (i) information which at the time of disclosure was in the public domain unless the same occurs in consequence of the breach hereof by the Bank; (ii) information which can be demonstrated to have been independently developed by the Bank or acquired from a third party which did not itself acquire such information with restrictions on further dissemination directly or indirectly from the Beneficiary; (iii) information which the Beneficiary has agreed is no longer confidential; (iv) information reasonably required to be disclosed to any underwriter or auditor or other person involved in the process of offering of the Pledged Shares to the public; and (v) information ordered or required to be disclosed by any applicable law or competent judicial, governmental or other authority or in accordance with the requirements of any stock exchange or securities regulation.

5.	Miscellaneous

(A) The Bank may not assign or transfer any of its rights or obligations under this Deed.

(B) This Deed shall be governed by and construed in accordance with the laws of the Republic of Turkey. All disputes arising out of or in connection with this Deed shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said Rules. The first arbitrator will be appointed by the Party initiating the arbitration proceedings simultaneously with its demand for arbitration, the second one of which will be appointed by the other Party within 20 (twenty)Business Days of the date on which it has received notice of the demand for arbitration and the third one of which (who shall act as Chairman of the arbitration panel) will be designated by agreement of the first two within 20 (twenty)Business Days from the appointment of the second Arbitrator or, failing such agreement, the ICC Court of Arbitration, which will also designate (a) the second arbitrator if the Party required to make such designation will not have done so within the period indicated above; and (b) the replacement of any arbitrator who is unable or unwilling to serve or to continue to serve as such, but only in the event that such replacement has not been designated by the Party which appointed the arbitrator to be replaced within 20 (twenty) Business Days from the date on which such arbitrator resigned or otherwise ceased from office or, in the case of the Chairman, by agreement of the other two Arbitrators. The place of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English.

The expenses of the arbitration proceedings referred to in this section shall be borne by the Parties in accordance with the applicable determinations of the Arbitration Tribunal.

The Parties hereby designate their respective addresses for the giving of notice, as set forth in Section 3 (Notices) as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder. Each Party may change such address, except that each such address shall always be, as to the Bank, within the geographical area encompassed (as of the date of this Deed) by the boundaries of Turkey and, as to the BBVA Shareholders, within the geographical area encompassed (at the same date) by the boundaries of Spain.

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Executed as a deed by:
[—]

By:
Name:
Title:

Acknowledged and agreed by:
[—]

By:
Name:
Title:

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